August 10, 2007

Calvert Social Small Cap Growth Portfolio
Calvert Variable Series, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Calvert Social Mid Cap Growth Portfolio
Calvert Variable Series, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Re:     Acquisition of Assets of Calvert Social Small Cap Growth Portfolio

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

Calvert Social Small Cap Growth Portfolio ("Target Fund") is a series of Calvert Variable Series, Inc, a Maryland corporation (the "Company").

Calvert Social Mid Cap Growth Portfolio ("Acquiring Fund") is also a series of the Company.

Description of Proposed Transaction

In the proposed transaction (the "Reorganization"), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the identified liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization signed by the Trust with respect to and on behalf of Acquiring Fund and Target Fund dated as of June 7, 2007 (the "Reorganization Agreement") and on a prospectus/proxy statement dated August 17, 2007 which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity's historic assets in its own business. The regulations, and recent private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the acquired fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the assets of the Target Fund in the business of the Acquiring Fund, since it may be in the best interests of shareholders to dispose of most or all of the historic assets of the Acquired Fund at the time of or soon after the closing of the Reorganization. Therefore, continuity of business enterprise is present only if the Acquiring Fund continues the historic business of the Target Fund.

There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise; even though both funds were in the business of investing. In one private letter ruling (which is not legally a precedent on which future decisions can be based) there is a hint that the acquisition of all of the assets of a municipal bond fund concentrating on obligations of a particular state by another municipal bond fund concentrating on obligations of the same state would satisfy the continuity of business enterprise requirement. In other private letter rulings there is very little description of the particular investment strategies of the acquired and acquiring funds.

In the Reorganization all of the assets of a socially-screened equity fund concentrated in small-cap issuers will be acquired by a socially-screened equity fund concentrated in mid-cap issuers. The Reorganization appears to be closer to the facts of the two municipal bond funds concentrating on the obligations of a single state than to the acquisition of a corporate debt and equity fund by a municipal bond fund. There is therefore good reason to believe that the continuity of business enterprise requirement is satisfied. However, because of the lack of definitive guidance, our opinions cannot be free from doubt.

Opinions

Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not free from doubt for the reasons above stated:

1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the identified liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Fund and Target Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the identified liabilities of Target Fund.

3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the identified liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

4. The shareholders of Target Fund will recognize no gain or loss upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

5. The aggregate tax basis of the Acquiring Fund shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each Target Fund shareholder will include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided the Target Fund shares were held as a capital asset on the date of the Reorganization.

6. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Sections 8(c) and 9(d) of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP

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REPRESENTATIONS OF CALVERT SOCIAL SMALL CAP GROWTH PORTFOLIO

Reference is made to the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of June 7, 2007 pursuant to which all of the assets of Calvert Social Small Cap Growth Portfolio ("Target Fund") will be acquired by Calvert Social Mid Cap Growth Portfolio ("Acquiring Fund") (the "Reorganization"). The undersigned hereby makes the following representations, recognizing that Sullivan & Worcester LLP will rely upon such representations for purposes of rendering its tax opinion as to certain tax consequences of the Reorganization.

1. In the Reorganization, Acquiring Fund will acquire from Target Fund at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Target Fund immediately prior to the Reorganization. For purposes of this representation, redemptions and distributions (except for redemptions in the ordinary course of Target Fund's business as an open-end investment company as required by section 22(e) of the Investment Company Act of 1940 pursuant to a demand of a shareholder and regular, normal distributions) made by Target Fund immediately preceding the transfer which are part of the plan of reorganization will be considered as assets held by Target Fund immediately prior to the transfer.

2. Target Fund has not redeemed and will not redeem the shares of any of its shareholders in connection with the Reorganization except to the extent necessary to comply with its legal obligation to redeem its shares.

3. There is no intercorporate indebtedness between Acquiring Fund and Target Fund.

4. Subsequent to the transfer of the assets of Target Fund to Acquiring Fund pursuant to the Reorganization Agreement, Target Fund will distribute the shares of Acquiring Fund in final liquidation and dissolve as expeditiously as possible.

5. The sum of the liabilities of Target Fund to be assumed by Acquiring Fund and the expenses of the Reorganization does not exceed twenty percent of the fair market value of the assets of Target Fund.

6. Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

7. Target Fund is treated as a corporation for federal income tax purposes and at all times in its existence has qualified as a regulated investment company, as defined in Section 851 of the Code.

8. The foregoing representations are true on the date hereof and will be true on the date of closing of the Reorganization.

IN WITNESS WHEREOF, the undersigned has executed these representations, acting by and through its duly authorized officer, this 10th day of August, 2007.

CALVERT VARIABLE SERIES, INC. on behalf of CALVERT SOCIAL SMALL CAP GROWTH PORTFOLIO

By:    /s/ Lancelot A. King
Name: Lancelot A. King
Title: Assistant Vice President

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REPRESENTATIONS OF CALVERT SOCIAL MID CAP GROWTH PORTFOLIO

Reference is made to the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of June 7, 2007 pursuant to which all of the assets of Calvert Social Small Cap Growth Portfolio ("Target Fund") will be acquired by Calvert Social Mid Cap Growth Portfolio ("Acquiring Fund") (the "Reorganization"). The undersigned hereby makes the following representations, recognizing that Sullivan & Worcester LLP will rely upon such representations for purposes of rendering its tax opinion as to certain tax consequences of the Reorganization.

1. The management of Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be received by Target Fund shareholders in connection with the transaction except to the extent necessary to comply with Acquiring Fund's legal obligation to redeem its shares.

2. The management of Acquiring Fund has no plan or intention to sell or dispose of any of the assets of Target Fund which will be acquired by Acquiring Fund in the transaction except for dispositions made in the ordinary course of business, and to the extent necessary to enable Acquiring Fund to comply with its legal obligation to redeem its shares.

3. Following the transaction, Acquiring Fund will continue the historic business of Target Fund as part of the regulated investment company business of Acquiring Fund.

4. There is no intercorporate indebtedness between Acquiring Fund and Target Fund.

5. Acquiring Fund does not own, directly or indirectly, and has not owned in the last five years, directly or indirectly, any shares of Target Fund. Acquiring Fund will not acquire any shares of Target Fund prior to the Closing Date.

6. Acquiring Fund will not make any payment of cash or of property other than shares to Target Fund or to any shareholder of Target Fund in connection with the transaction.

7. Pursuant to the Reorganization Agreement, the shareholders of Target Fund will receive solely Acquiring Fund shares in exchange for their shares of Target Fund.

8. The fair market value of the Acquiring Fund shares to be received by the Target Fund shareholders will be approximately equal to the fair market value of the Target Fund shares surrendered in exchange therefor.

9. Acquiring Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

10. Acquiring Fund is treated as a corporation for federal income tax purposes and at all times in its existence has qualified as a regulated investment company, as defined in Section 851 of the Code.

11. The foregoing representations are true on the date hereof and will be true on the date of closing of the Reorganization.

IN WITNESS WHEREOF, the undersigned has executed these representations, acting by and through its duly authorized officer, this 10th day of August, 2007.

CALVERT VARIABLE SERIES, INC. on behalf of CALVERT SOCIAL MID CAP GROWTH PORTFOLIO

By:     /s/ Lancelot A. King
Name: Lancelot A. King
Title: Assistant Vice President